Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated, of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Clear Channel Outdoor Holdings, Inc. and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 10, 2010